Exhibit 99.2

Ovid Therapeutics Announces Positive Initial Data from Ongoing ENDYMION Open-Label Extension Trial of Soticlestat in People with Rare Epilepsies

Sustained and Progressively-Improving Median Seizure Frequency Reduction Reaching 84-90% with Prolonged Treatment of Soticlestat in this Difficult-to-Treat Patient Population

Soticlestat Continues to Advance in Rare Epilepsies; Initial Data from Phase 2 ARCADE Trial Anticipated in Q1 2020 and Data from ELEKTRA Trial Now Anticipated in 2H 2020 Due to Robust Enrollment

Ovid to Host Conference Call Today at 8:00 a.m. EDT

NEW YORK, September 23, 2019 – Ovid Therapeutics Inc. (NASDAQ: OVID) today announced positive initial data from the ENDYMION trial, a Phase 2 open-label extension study of soticlestat (OV935/TAK935) in patients with rare developmental and epileptic encephalopathies (DEE). DEE is a heterogeneous group of rare highly-refractory epilepsy syndromes and encompasses Dravet syndrome, Lennox-Gastaut syndrome (LGS), and others. Soticlestat is a potent, highly-selective first-in-class inhibitor of the enzyme cholesterol 24-hydroxylase (CH24H) being investigated as a novel approach to treating adults and children with rare epilepsies in collaboration with Takeda Pharmaceutical Company Limited.

This initial data from the ENDYMION open-label extension trial is from patients who previously completed Ovid’s 12-week Phase 1b/2a clinical trial of soticlestat in adults with DEE. At 12 weeks, safety and tolerability observations with soticlestat in the ENDYMION study were consistent with the completed Phase 1b/2a clinical trial. Furthermore, longer-term data from ENDYMION out to 48 weeks suggest increased seizure reduction with prolonged treatment of soticlestat in this difficult-to-treat, adult patient population with various types of DEE. Median seizure frequency reductions were 84% following 25-36 weeks (n=6) and 90% following 37-48 weeks (n=4) of treatment. In addition, the longest seizure-free durations experienced by two different patients were 264 consecutive days and 150 consecutive days, respectively.

“While this first data cut includes a small number of patients, these initial results from ENDYMION reaffirm the potential of soticlestat to provide a tangible and durable clinical benefit for patients with DEE, a group of difficult-to-treat seizure disorders with limited therapeutic options,” said Amit Rakhit, MD, MBA, Chief Medical Officer and Head of Research & Development at Ovid. “Specifically, we believe the sustained and progressively-improving median seizure reduction up to 90% seen in these patients is encouraging and, while early, compares favorably to other studies in different types of DEE. We look forward to additional progress in our broad DEE clinical development program including initial data from the ARCADE study expected in Q1 2020 and topline results from the randomized ELEKTRA study now expected in 2H 2020 as a result of robust enrollment.”

ENDYMION Study Design

ENDYMION is a prospective, multi-center, open-label extension study of soticlestat in patients with DEE who have participated in a previous soticlestat clinical study. The primary objective of ENDYMION is to assess the long-term safety and tolerability of soticlestat over two years of treatment in patients with rare epilepsies and secondarily, to evaluate the effect of soticlestat on seizure frequency over time.

Upon completion of a previous soticlestat clinical study, patients have the option to enroll in the open-label ENDYMION study with titration up to maintenance dose. Target dosing is 600mg per day (300mg twice a day) for adults and weight-based dosing for pediatric patients. Based on the insights gained from the previous 12-week Phase 1b/2a clinical trial of soticlestat in adults with DEE and, as previously announced, Ovid amended the ENDYMION study protocol to prohibit perampanel as a concomitant medication due to a potential interaction.

Patient Baseline Demographics

ENDYMION initially enrolled 7 patients who previously completed the 12-week Phase 1b/2a clinical trial of soticlestat in adults with DEE. Patients entering the trial experienced multiple seizure types, including motor seizures. Patients were on a number of anti-epileptic medications. The patient population was highly-heterogeneous and was not enriched for any specific condition and patients were each diagnosed with one of multiple DEEs. One patient enrolled into ENDYMION prior to the completion of the Phase 1b/2a clinical trial and was on concomitant perampanel. This patient was withdrawn from ENDYMION and data is not reported for this patient. Thus, the primary analysis reported today consists of 6 patients.

These 6 patients were re-baselined for seizure frequency due to a lag period ranging from 6 to 52 weeks between their completion of the Phase 1b/2a adult DEE study and the initiation of the ENDYMION study.

Seizure Frequency Reduction Results

Overall, findings suggest that prolonged treatment with soticlestat leads to increased seizure frequency reduction and is consistent with the believed mechanism of action of soticlestat.

Table 1: % Reduction from Baseline in Seizure Frequency

	Weeks 1-12 (n=6)	Weeks 13-24 (n=6)	Weeks 25-36 (n=6)	Weeks 37-48 (n=4)*
Overall median % reduction in seizure frequency from baseline	48%	65%	84%	90%
% of Patients with ≥50% reduction in seizure frequency from baseline	50%	50%	67%	75%

*two patients have not yet completed 48 weeks of dosing

Patient baseline seizure frequency ranged from 2 to 71 (median=11.5). In general, a greater reduction in seizure frequency was observed in those with higher baseline seizure frequency. In terms of overall seizure free interval during treatment, one patient experienced 264 consecutive days and one patient experienced 150 consecutive days without a seizure.

In addition to the 6 patients from the Phase 1b/2a adult DEE study included in this data analysis, all patients who have completed the ARCADE and ELEKTRA studies to date have rolled over into ENDYMION. Data from patients who have completed the ARCADE study are not included in today’s analysis due to their limited treatment duration in the ENDYMION study. Data from patients previously treated in the ELEKTRA study are not included in today’s analysis due to the ongoing study being double-blinded and placebo-controlled. Ovid looks forward to reporting initial data from the ARCADE trial in Q1 2020 as previously guided. As a result of robust enrollment, Ovid now expects to report topline results from the ELEKTRA trial in 2H 2020.

Safety

Overall, safety findings are consistent with prior observations in the 12-week Phase 1b/2a adult DEE study. Soticlestat continues to show a favorable safety and tolerability profile. The majority of adverse events (AEs) were mild and comparable with those from the Phase 1b/2a adult DEE study. Specifically, AE’s that occurred included upper abdominal pain, pyrexia, bronchial wall thickening, and rales. There was one treatment-related AE of nausea. No serious adverse events (SAEs) were observed.

About the Ongoing ARCADE and ELEKTRA Trials

Beyond the ENDYMION open-label extension study, Ovid and Takeda are also conducting the Phase 2 ARCADE and ELEKTRA trials in pediatric DEE patient populations. Upon the completion of the ARCADE and ELEKTRA trials, patients are eligible to enroll in the ENDYMION open-label extension study.

ARCADE is a Phase 2, multi-center, open-label, pilot study that will evaluate the treatment of soticlestat in approximately 30 patients, aged 2 to 35 years old, with refractory epileptic seizures associated with CDKL5 Deficiency Disorder (CDD) or Dup15q syndrome. This study consists of a four to six-week screening period to establish baseline seizure frequency followed by a 20-week treatment period. The primary endpoint is the change in motor seizure frequency in patients treated with soticlestat by disorder. Initial data is expected in Q1 2020.

ELEKTRA is an international Phase 2, multi-center, randomized, double-blind, placebo-controlled study that will evaluate the treatment of soticlestat in approximately 126 pediatric patients, aged 2 to 17 years, with epileptic seizures associated with Dravet syndrome or Lennox-Gastaut syndrome (LGS). The study consists of a four to six-week screening period to establish baseline seizure frequency followed by a 20-week treatment period. The primary endpoint is the change from baseline in seizure frequency in patients treated with soticlestat compared to placebo by disorder. Topline results are expected in 2H 2020.

About Developmental and Epileptic Encephalopathies (DEE)
The International League Against Epilepsy (ILAE) defines an epileptic encephalopathy as a condition in which "the epileptiform EEG abnormalities themselves are believed to contribute to a progressive disturbance in cerebral function." These epilepsies cause significant morbidities for patients beyond what might be expected from the known underlying pathology alone and can worsen over time.

Developmental and epileptic encephalopathies typically present early in life and are often associated with severe cognitive and developmental impairment in addition to frequent treatment-resistant seizures throughout the person's lifetime. These disorders vary in age of onset, developmental outcomes, etiologies, neuropsychological deficits, electroencephalographic (EEG) patterns, seizure types, and prognosis.

Despite the availability of medicines for epilepsy, there are few approved therapies for DEE and for several types there are no approved therapies. Novel therapies are needed as current therapies fail to alter the course of the disease or address co-morbidities, and many patients suffer from resistant seizures despite treatment with multiple anti-epileptic drugs (AEDs).

About Soticlestat
Soticlestat (OV935/TAK-935) is a potent, highly-selective, first-in-class inhibitor of the enzyme cholesterol 24-hydroxylase (CH24H), with the potential to reduce seizure susceptibility and improve seizure control. CH24H is predominantly expressed in the brain, where it converts cholesterol into 24S-hydroxycholesterol (24HC) to adjust the homeostatic balance of brain cholesterol. 24HC is a positive allosteric modulator of the NMDA receptor and potentiates glutamatergic signaling associated with epilepsy. Glutamate is one of the main neurotransmitters in the brain and has been shown to play a role in the initiation and spread of seizure activity. Recent literature indicates that CH24H is involved in over-activation of the glutamatergic pathway through modulation of the NMDA channel and that increased expression of CH24H can disrupt the reuptake of glutamate by astrocytes, resulting in epileptogenesis and neurotoxicity. Inhibition of CH24H by soticlestat reduces the neuronal levels of 24HC and may improve excitatory/inhibitory balance of NMDA channel activity.

To Ovid’s knowledge, soticlestat is the only molecule with this mechanism of action in clinical development as an AED. The United States Food and Drug Administration (FDA) has granted orphan drug designation to soticlestat for the treatment of both Dravet syndrome and Lennox-Gastaut syndrome (LGS). Soticlestat is an investigational drug, not approved for commercial use.

About the Ovid/Takeda Collaboration
Ovid and Takeda entered into a global development and commercialization collaboration in January 2017 to evaluate soticlestat across a range of rare epilepsy syndromes. Under the terms of the agreement, the companies share in the development and commercialization costs on a 50/50 basis and, if successful, the companies will share in the profits on a 50/50 basis. Takeda will lead commercialization in Japan and has the option to lead in Asia and other selected geographies. Ovid leads clinical development activities and will lead commercialization in the United States, Europe, Canada and Israel.

Conference Call Information

Ovid Therapeutics will host a live conference call and webcast today at 8:00 a.m. Eastern Time. The live webcast can be accessed by visiting the Investors section of the company’s website at investors.ovidrx.com. Alternatively, please call 866-830-1640 (U.S.) or 210-874-7820 (international) to listen to the live conference call. The conference ID number for the live call is 5709139. A replay of the webcast will be available on the company’s website for two weeks following the live conference call.

About Ovid Therapeutics

Ovid Therapeutics Inc. is a New York-based biopharmaceutical company using its BoldMedicine® approach to develop medicines that transform the lives of patients with rare neurological disorders. Ovid has a broad pipeline of potential first-in-class medicines. The company’s most advanced investigational medicine, OV101 (gaboxadol), is currently in clinical development for the treatment of Angelman syndrome and Fragile X syndrome. Ovid is also developing OV935 (soticlestat) in collaboration with Takeda Pharmaceutical Company Limited for the potential treatment of rare developmental and epileptic encephalopathies (DEE).

For more information on Ovid, please visit http://www.ovidrx.com/.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding advancing Ovid’s product candidates, progress, timing, scope and the potential therapeutic benefits based on results of clinical trials for Ovid’s product candidates; and the anticipated reporting schedule of clinical data regarding Ovid’s product candidates. You can identify forward-looking statements because they contain words such as “will,” “believes” and “expects.” Forward-looking statements are based on Ovid’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the fact that initial data from clinical trials may not be indicative, and are not guarantees, of the final results of the clinical trials and are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and/or more patient data become available.  Additional risks that could cause actual results to differ materially from those in the forward-looking statements are set forth in Ovid’s filings with the Securities and Exchange Commission under the caption “Risk Factors”. Ovid assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

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